Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 26, 2025 (the “Effective Date”), between DAVID BROWNER, residing at 4 Charter Street, Danvers, MA 01923 (“Executive”), and STRAN & COMPANY, INC., a Nevada corporation having its principal office at 500 Victory Road, Suite 301, Quincy, MA 02171 (“Company”).

RECITALS

On April 14, 2023, Executive and the Company entered into an Employment Agreement, dated as of April 14, 2023 (the “Original Agreement”).

The Company now seeks to employ Executive on the terms and conditions set forth herein.

Executive now seeks to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1 General. During the Term (as hereinafter defined), the Company shall employ Executive in the position of Chief Financial Officer of the Company. Executive shall function as principal financial officer and principal accounting officer of the Company. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board of Directors of the Company (the “Board”). The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary or parent of the Company, including serving as an executive officer and/or director of any subsidiary or parent of the Company, as are consistent with Executive’s function as principal financial officer and principal accounting officer of the Company.

1.2 Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Executive shall not serve as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, without the prior consent of the Board. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3 Location. The principal place of Executive’s employment shall be the Company’s principal executive office. Executive may work remotely from Executive’s primary residence so long as doing so does not interfere with Executive’s responsibilities under this Agreement.

2. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue until the two (2) year anniversary of the Effective Date, unless terminated earlier as hereinafter provided in this Agreement, or unless extended, on these or different terms, as hereinafter provided in this Agreement or otherwise by mutual written agreement of the Company and Executive (“Term”). Upon each prescribed date of expiration of the Term (each a “Renewal Date”), the Term shall automatically be extended by one additional year (the “Extension Period”) unless either party shall have provided notice to the other 60 days prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect. For the avoidance of doubt, the “Term” of this Agreement shall include any Extension Periods, as well as the period of any extension of the Term by mutual written agreement of the Company and Executive. The delivery by the Company of written notice that the Term will not be extended in accordance herewith shall not be deemed a termination of Executive’s employment by the Company without “Cause.” Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.3, 4.4, 4.5, 4.6, and 4.7(c) shall no longer be in effect.

3. Compensation and Benefits.

3.1 Salary. During the Term, the Company shall pay to Executive a salary at the annual rate of $300,000 (“Base Salary”). Executive’s Base Salary shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2 Cash Bonus. For each fiscal year completed during the Term, Executive will be eligible to earn a cash bonus (the “Bonus”). The Bonus shall be equal to sixty percent (60%) of Executive’s Base Salary for attainment of certain target performance goals as provided for below, or seventy-five percent (75%) of Executive’s Base Salary for attainment of certain above-target performance goals as provided for below. The target performance goals, above-target performance goals, and related metrics and criteria for determining the Bonus shall be established by the Compensation Committee of the Board (the “Compensation Committee”) on or prior to the sixtieth (60th) day of each fiscal year with respect to which the Bonus may be earned, subject to Executive’s prior submission of proposed target and above-target performance goals for such fiscal year to the Committee. Following the end of the fiscal year with respect to which the Bonus may be earned, and no later than ninetieth (90th) calendar day (or, if later, within fifteen (15) days after the Company’s audited financial statements for the fiscal year with respect to which the Bonus may be earned are issued), the Committee shall determine and certify in writing the level of achievement of the performance target and the resulting Bonus amount, and the Company shall pay any earned Bonus in a single lump sum cash payment within thirty (30) days after such certification, subject to all terms and conditions of this Agreement.

3.3 Equity Award. Executive will be awarded 120,000 restricted shares of the Company’s common stock, par value $0.0001 per share (the “Restricted Shares”), on the Effective Date, which shall vest as to one-quarter on January 1, 2026 and the remainder vesting as to one-third on each of the first, second and third anniversaries of the Effective Date. All grants of Restricted Shares provided for under this Section 3.3 shall be awarded under the Stran & Company, Inc. Amended and Restated 2021 Equity Incentive Plan (the “Plan”) and shall be subject to the further terms and conditions of the Plan and a Restricted Stock Award Agreement.

3.4 Accelerated Vesting of Equity Upon Termination. If: (a) Executive is terminated by the Company for any reason other than expiration of the Term under Section 2, or “Cause” as defined in Section 4.3 of this Agreement; or (b) if a Change in Control as defined in Section 4.8 occurs (regardless of whether Executive’s employment terminates in connection with such Change in Control), all outstanding unvested equity grants under the Plan, including, but not limited to, grants of shares, restricted stock units, or stock options shall vest immediately and, to the extent permissible under applicable law, all lockups and restrictions on the sale of such equity or the exercise of options shall be deemed lifted effective immediately, except to the extent that such acceleration of vesting would require additional stockholder approval under applicable law or stock exchange rules. In the event of any conflict between the terms of any award agreement and this Section 3.4, the terms of this Section 3.4 shall prevail except as otherwise required under the Plan.

3.5 Benefits. During the Term, Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time.

3.6 Paid Time Off. Executive shall receive paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

3.7 Automobile. During the Term, the Company shall provide Executive with a suitable leased automobile for business use and shall pay or reimburse Executive for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance. The Company shall not be required to expend more than $750 per month for the costs of leasing and maintaining such automobile. The costs associated with Executive’s automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

3.8 Mobile Phone and Data Plan. During the Term, the Company shall pay for the mobile phone plan currently in place for Executive and the costs of replacement or upgrading of Executive’s smartphone every two years.

3.9 Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred during the Term by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred during the Term by Executive in the conduct of the business of the Company (including as a member of the Board), against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.10 Indemnification and Insurance. The Company shall indemnify and hold Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in Executive’s capacity as an officer, director, or employee of the Company. The Company shall maintain substantially the same level of directors’ and officers’ insurance coverage as the Company has in place on the Effective Date during the Term.

3.11 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4. Termination; Change in Control.

4.1 Death. If Executive dies, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.7(a).

4.2 Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder by giving at least thirty (30) days written notice to Executive if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(a).

4.3 By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.” As used herein, “Cause” shall mean: (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by Executive of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation by Executive of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti- retaliation policies, Code of Business Ethics and Business Conduct, or other written policies; (g) material breach by Executive of his obligations pursuant to Section 5.2 and 5.4 or any other material obligation under this Agreement or any other written agreement between Executive or the Company; (h) Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (i) Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute; (j) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company; or (k) excessive absenteeism of Executive other than for reasons of illness. For purposes of this provision, none of Executive’s acts or failures to act shall be considered “willful” unless Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (g), (i), (j), and (k) above (except as described below), unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period; and provided further, however, that any breach of this Agreement relating to any acts described in clauses (a), (b), (c), (d), (e), (f), or (h) shall result in a termination for “Cause” without any advance notice and without any ability on the part of Executive to cure such breach. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(b).

4.4 By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company; (e) refusal of any successor to the Company to assume this Agreement; or (f) failure of the Company to maintain directors’ and officers’ insurance coverage of substantially the same amount as it provided as of the Effective Date. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination by the Company or by the Executive, the Company shall pay to Executive the compensation set forth in Section 4.7(c).

4.5 By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the compensation set forth in Section 4.7(c), unless such termination occurs after the expiration of the Term, in which case nothing shall be paid other than any Accrued Amounts (as defined below) or compensation required by law.

4.6 By Executive Without “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder without Good Reason by giving at least thirty (30) days written notice to the Company. Upon such termination by Executive, the Company shall pay to Executive the amount set forth in Section 4.7(b).

4.7 Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a) Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all expense reimbursements payable in accordance with Sections 3.7, 3.8, and 3.9; (iii) any Bonus actually granted by the Compensation Committee or the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination (the “Accrued Amounts”); and (iv) as set forth in Section 3.4 of this Agreement, immediate vesting of any outstanding unvested equity granted to Executive during his employment and immediate lifting of all lockups and restrictions on sales of such equity, or exercise of stock options.

(b) Payment Upon Termination by the Company For “Cause”, Termination by Executive Without “Good Reason”, or Non-Renewal by the Company or Executive. In the event that the Company or Executive terminates Executive’s employment hereunder pursuant to Section 4.3 or 4.6 or the Company or Executive shall have provided notice of non-renewal of the Term pursuant to Section 2, the Company shall have no further obligations to Executive hereunder, except for the Accrued Amounts.

(c) Payment Upon Termination by Company Without “Cause” or by Executive for “Good Reason”. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Accrued Amounts; (ii) upon execution of a general release and waiver in the form annexed to this Agreement as Exhibit “A” (the “Release”) and subject to Executive’s compliance with Section 5, Base Salary, payable in equal, periodic installments in accordance with the Company’s normal payroll procedures in accordance with Section 3.1 hereof for six (6) months; (iii) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided Executive timely elects and is eligible for COBRA benefits; and (iv) as set forth in Section 3.4 of this Agreement, immediate vesting of any outstanding unvested equity granted to Executive during his employment and immediate lifting of all lockups and restrictions on sales of such equity, or exercise of stock options. Executive shall have 60 days from the date of termination to execute and return the Release.

(d) Timing of Payments. All Accrued Amounts provided for under this Agreement shall be paid within seven (7) calendar days after the termination of Executive’s employment or end of the Term, as applicable. All payments made on account of Executive’s execution of the Release shall be paid on the eighth (8th) day following such execution and the first payment made to Executive after execution of the Release shall include any amounts that would have otherwise been paid prior to such date if Executive had executed the Release on the termination date.

(e) Mitigation. Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

4.8 Change in Control.

(a) For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, after the Effective Date, any of the following occurs (through one or a series of related transactions): (i) the sale, disposition or transfer to an unrelated third-party of over sixty five percent (65.0%) of the consolidated assets of the Company and its consolidated subsidiaries, (ii) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiaries on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (iii) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiaries with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (iv) the liquidation or dissolution of the Company or its consolidated subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.

(b) Notwithstanding anything in this Agreement to the contrary, if Executive’s employment hereunder is terminated by Executive for Good Reason, or by the Company without Cause, within ninety (90) days prior to, or 12 months after, a Change in Control, then the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) upon execution of the Release, and subject to Executive’s compliance with Section 5, the compensation provided for in Section 4.7(c)(ii) except that such payments shall be made for twenty-four (24) months instead of six (6) months; (iii) any Bonus actually granted by the Compensation Committee or the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination; and (iv) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits.

4.9 Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Term (other than termination pursuant to Section 4.1 on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 6.1. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than the number of days required in the applicable termination provision following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Executive with a lump sum payment in lieu of such notice.

4.10 Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board.

5. Protection of Confidential Information; Non-Competition.

5.1 Acknowledgment. Executive acknowledges that:

(a) As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know- how,” customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary to protect the business of the Company, to protect the Company’s trade secrets and Confidential Information and to prevent loss to a competitor of an employee whose services are special, unique and extraordinary.

5.2 Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; (iv) where required pursuant to Section 5.9, or (v) where permitted pursuant to Section 5.10.

5.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4 Non-Competition. For and in consideration of Executive’s employment by the Company and the consideration Executive will receive thereby, Executive hereby agrees that Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(a) engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within twenty-five (25) miles of any market in which Company currently operates;

(b) call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company prior thereto;

(c) call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(d) call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement; provided that, the solicitation, encouragement and inducement prohibited in Sections 5.4(a)-(d) expressly shall not include situations where an employee, consultant, representative, officer, customer, or director responds to advertising or marketing placed into the public domain by Executive or his affiliates or otherwise voluntarily contacts Executive or his affiliates.

Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 5.4 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

5.5 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6 Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7 Survival. The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason, except in the event Executive is terminated by the Company without Cause, or if Executive terminates this Agreement with Good Reason, in either of which events, Section 5.4(d) shall be null and void and of no further force or effect.

5.8 Definitions. For purposes of this Section 5, the term “Applicable Period” shall mean twelve (12) months from the termination of Executive’s employment.

5.9 Required Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

5.10 Permitted Communications. Nothing herein prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc., any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

5.11 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(a) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(b) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive:

(i) files any document containing trade secrets under seal; and

(ii) does not disclose trade secrets, except pursuant to court order.

6. Miscellaneous Provisions.

6.1 Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) if delivered by nationally recognized overnight courier, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or courier delivery thereof.

If to Executive:

David Browner

4 Charter Street

Danvers, MA 01923

If to the Company:

500 Victory Road, Suite 301

Quincy, MA 02171

6.2 Representations of Executive. Executive represents and warrants to the Company that: (a) Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound; and (b) Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third party.

6.3 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

6.4 Entire Agreement; Waiver. Effective as of the Effective Date, this Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. The Original Agreement is hereby amended and restated in its entirety as of the date first set forth above. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.5 Arbitration. Any dispute, controversy, or claim arising out of or related to Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted in Boston, Massachusetts consistent with the rules of JAMS in effect at the time the arbitration is commenced. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

6.6 Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the Commonwealth of Massachusetts. Any action or proceeding by either of the parties to enforce any arbitration award or seeking injunctive relief in aid of arbitration under this Agreement shall be brought only in a state or federal court located in the Commonwealth of Massachusetts, Suffolk County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.7 Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.8 Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.9 Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

STRAN & COMPANY, INC.

By:	/s/ Andrew Shape
Name:	Andrew Shape
Title:	Chief Executive Officer

/s/ David Browner
DAVID BROWNER

EXHIBIT A

RELEASE

I, David Browner, the undersigned, and Stran & Company, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) on November 26, 2025, of which this Exhibit A Release forms a part. For purposes of this Exhibit A Release, the Company shall be defined the same as in the Agreement.

The Company and I agree that this Exhibit A Release will become effective seven (7) days after I sign it and do not revoke it. I understand and agree that I may not sign the Exhibit A Release prior to the Termination Date specified in the Agreement. Upon the effectiveness of the Exhibit A Release, I will be entitled to the payment described in the Agreement, in the manner and under the terms and conditions set forth in the Agreement.

In exchange for providing me with these enhanced benefits described in the Agreement, I agree to waive all claims against the Company, and to release and forever discharge the Company, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to me, that I may have against the Company as of the date of my execution of this Exhibit A Release that arise out of or relate in any way to my employment with the Company or the termination of such employment, arising under any applicable federal, state or local law or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Uniform Services Employment and Re-employment Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act , the Family And Medical Leave Act, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, Section 1981 of U.S.C. Title 42, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Worker Adjustment Retraining and Notification Act, the Occupational Safety and Health Act of 1970, and claims for individual relief under the Sarbanes-Oxley Act of 2002 and any other federal, state or local statute or constitutional provision governing employment; all tort, contract (express or implied), common law, and public policy claims of any type whatsoever; all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, grants or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, separation and/or severance pay under any separation or severance pay plan maintained by the Company, any other employee fringe benefits plans, medical plans, or attorneys’ fees; or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein.

This Exhibit A Release is not intended to, and does not, release rights or claims that may arise after the date of my execution hereof, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of the Agreement or the Exhibit A Release. To the extent any claim, charge, complaint or action covered by the Exhibit A Release is brought by me, for my benefit or on my behalf, I expressly waive any claim to any form of individual monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. I further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Exhibit A Release. For purposes of this Exhibit A Release, “I” shall include my heirs, executors, administrators, attorneys, representatives, successors and assigns.

I acknowledge that I am executing this Exhibit A Release voluntarily, free of any duress or coercion. The Company has urged me to obtain the advice of an attorney or other representative of my choice, unrelated to the Company, prior to executing this Exhibit A Release, and I acknowledge that I have had the opportunity to do so. Further, I acknowledge that I have a full understanding of the terms of the Agreement and this Exhibit A Release. I understand that the execution of this Exhibit A Release is not to be construed as an admission of liability or wrongdoing by the Company or me.

I acknowledge that I have been given at least twenty-one (21) days within which to consider executing this Exhibit A Release (the “Twenty-One (21)-Day Period”) and seven (7) days from the date of my execution of this Exhibit A Release within which to revoke it (the “Exhibit A Revocation Period”). I understand that my executed Exhibit A Release must be returned to the Chief Executive Officer or another executive of the Company. If I execute the Exhibit A Release prior to the end of the Twenty-One (21)-Day Period, I agree and acknowledge that: (i) my execution was a knowing and voluntary waiver of my rights to consider this Exhibit A Release for the full twenty-one (21) days; and (ii) I had sufficient time in which to consider and understand the Exhibit A Release, and to review it with an attorney or other representative of my choice, if I wished. Any revocation of this Exhibit A Release must be in writing and returned to the President or another executive officer of the Company, via certified U.S. Mail, Return Receipt Requested. In the event that I revoke this Exhibit A Release, I acknowledge that I will not be entitled to receive, and agree not to accept, any payments described in the Agreement. I agree that my acceptance of any such payments or benefits will constitute an acknowledgment that I did not revoke the Exhibit A Release. This Exhibit A Release will not become effective or enforceable until the Exhibit A Revocation Period has expired.

BY SIGNING THIS EXHIBIT A RELEASE, I ACKNOWLEDGE THAT I AM KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS I MAY HAVE AGAINST STRAN & COMPANY, INC. UP TO THE DATE OF MY EXECUTION OF THIS EXHIBIT A RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

ACCEPTED AND AGREED TO

Name:	David Browner

Date: